Moody National REIT I, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

(Houston, TX May 20, 2015) -- Moody National REIT I, Inc. (the “REIT”), announced today it is under contract to acquire a 149-hotel portfolio (the “Project 149”) from a third party seller, for an aggregate purchase price of $1.725 billion, excluding acquisition costs.

The portfolio includes 14,000 units spread across 32-states. Project 149 has a concentration of hotels in California, Arizona, Texas and the Northeast. The majority of the portfolio consists of Marriott and Hilton branded select-service hotels.

“This is a great concentration of assets in key states which will benefit from several years remaining in the expanding hotel cycle,” said Brett Moody, CEO and Chairman of the REIT. “These are well-branded and well- managed assets.”

While a bulk of the Marriott and Hilton assets have undergone renovations (Courtyard Refreshing Business; Residence Inn Gatehouse Re-Inventions and Hampton Inn Forever Young Initiative), the REIT plans to accelerate and complete all remaining brand required renovations.

The acquisition of the Project 149 is subject to substantial conditions to closing, including (1) the REIT’s ability to obtain financing for the acquisition of Project 149; and (2) the absence of a material adverse change to Project 149 prior to the date of the acquisition. There is no assurance that the REIT will close the acquisition of Project 149 on the terms described above or at all.

About Moody National REIT I, Inc.

Moody National REIT I, Inc. is a real estate investment trust that owns select-service hotels in major markets across the United States. The REIT is sponsored by Moody REIT Sponsor, LLC, an affiliate of the Moody National Companies, which is a full-service commercial real estate company inclusive of mortgage, development, realty and title divisions. Founded in 1996, Moody National Companies has managed over $2B in commercial real estate.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Moody National REIT I, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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